CBA Money Fund
File Number: 811-3703
CIK Number: 717288
For the Period Ending: 02/28/2003

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the year ended February 28, 2003.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

07/23/2002	$1,000	U.S. Treasury Note	2.88%	06/30/2004
08/22/2002	1,000	U.S. Treasury Note	2.25	07/31/2004
08/26/2002	1,500	Federal Farm Credit Bank	5.00	03/01/2004
01/03/2003	1,500	Federal National Mortgage Assoc.	2.20	01/14/2005